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EXHIBIT 4.1

                         POWERWAVE TECHNOLOGIES, INC.
                            2000 STOCK OPTION PLAN


     This 2000 STOCK OPTION PLAN (the "Plan") is hereby established by POWERWAVE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and adopted by its Board of Directors as of March 17, 2000 (the "Effective Date").

                                   ARTICLE 1

                             PURPOSES OF THE PLAN

     1.1 Purposes. The purposes of the Plan are (a) to enhance the Company's ability to attract and retain the services of qualified individuals in the employ or service of the Company or any Affiliated Company, upon whose judgment, initiative and efforts the successful conduct and development of the Company's business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

                                   ARTICLE 2

                                  DEFINITIONS

     For purposes of this Plan, the following terms shall have the meanings indicated:

     2.1 Administrator. "Administrator" means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

     2.2 Affiliated Company. "Affiliated Company" means any "parent corporation" or "subsidiary corporation" of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.

     2.3  Board.  "Board" means the Board of Directors of the Company.

     2.4 Cause. "Cause" means, with respect to a Participant's Continuous Service, the termination by the Company of such Continuous Service for any of the following reasons:

          (a) The continued, unreasonable refusal or omission by the Participant to perform any material duties required of him by the Company if such duties are consistent with duties customary for the position held with the Company;

          (b) Any material act or omission by the Participant involving malfeasance or gross negligence in the performance of Participant's duties to, or material deviation from any of the policies or directives of, the Company;

          (c) Conduct on the part of Participant which constitutes the breach of any statutory or common law duty of loyalty to the Company; including the unauthorized disclosure of material confidential information or trade secrets of the Company; or

          (d) Any illegal act by Participant which materially and adversely affects the business of the Company or any felony committed by Participant, as evidenced by conviction thereof, provided that the Company may suspend Participant with pay while any allegation of such illegal or felonious act is investigated.
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     2.5   Change in Control.  "Change in Control" shall mean (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent (50%) of the outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iv) a complete liquidation or dissolution of the Company; or (v) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

     2.6 Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.7 Committee. "Committee" means a committee of two or more members of the Board or officers of the Company appointed by the Board to administer the Plan, as set forth in Section 6.1 hereof.

     2.8 Common Stock. "Common Stock" means the Common Stock of the Company, subject to adjustment pursuant to Section 4.2 hereof.

     2.9 Continuing Director. "Continuing Director means any member of the Board of Directors of the Company who was a member of the Board prior to the effective date of the Plan, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors.

     2.10 Covered Employee. "Covered Employee" means the chief executive officer (or such person that is acting as the chief executive officer) and any other employee whose total compensation for the taxable year is required to be reported to the Company's shareholders pursuant to the Exchange Act by reason of such person being among the four (4) highest compensated officers for the taxable year.

     2.11 Disability. "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator's determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

     2.12 Effective Date. "Effective Date" means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.

     2.13 Exercise Price. "Exercise Price" means the purchase price per share of Common Stock payable upon exercise of an Option.

     2.14 Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     2.15  Fair Market Value.   "Fair Market Value" on any given date means the
value of one share of Common Stock, determined as follows:

           (a) If the Common Stock is then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such NASDAQ market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such NASDAQ market system or such exchange on the next preceding day for which a closing sale price is reported.

           (b) If the Common Stock is not then listed or admitted to trading on a NASDAQ market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.
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           (c)  If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

     2.16 NASD Dealer. "NASD Dealer" means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

     2.17 Non-Employee Director. "Non-Employee Director" means a Director who either (i) is not a current employee or officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

     2.18 Option. "Option" means any option to purchase Common Stock granted pursuant to the Plan.

     2.19 Option Agreement. "Option Agreement" means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

     2.20  Optionee.  "Optionee" means a Participant who holds an Option.

     2.21 Outside Director. "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (as described under the of Treasury Regulations relating to Section 162(m) of the
Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

     2.22 Participant. "Participant" means an individual or entity who holds an Option.

     2.23 Securities Act. "Securities Act" means the Securities Act of 1933, as amended.

                                   ARTICLE 3

                                  ELIGIBILITY

     3.1 Options. Qualified individuals in the employ or service of the Company or any Affiliated Company, are eligible to receive Options under the Plan. Non-Employee Directors are not eligible to receive Options under the Plan.

     3.2 Limitation on Shares. In no event shall any Participant be granted Options in any one calendar year pursuant to which the aggregate number of shares of Common Stock that may be acquired thereunder exceeds 300,000 shares.

                                   ARTICLE 4

                                  PLAN SHARES

     4.1 Shares Subject to the Plan. A total of 880,000 shares of Common Stock may be issued under the Plan, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. For purposes of this limitation, in the event that (a) all or any portion of any Option granted or offered under the Plan can no longer under any circumstances be exercised, or (b) any shares of Common Stock are reacquired by the Company pursuant
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to an Option Agreement, the shares of Common Stock allocable to the unexercised portion of such Option, or the shares so reacquired, shall again be available for grant or issuance under the Plan.

     4.2 Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to this Plan, and the number and kind of shares and the price per share subject to outstanding Option Agreements in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

                                   ARTICLE 5

                                    OPTIONS

     5.1 Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement which shall specify the number of shares subject thereto, the vesting provisions relating to such Option, and the Exercise Price per share. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

     5.2 Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, but shall not be less than 100% of Fair Market Value on the date the Option is granted.

     5.3 Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee that have been held by the Optionee for at least six (6) months, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) provided that a public market for the Common Stock exists, a "same day sale" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (e) provided that a public market for the Common Stock exists, a "margin" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

     5.4 Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than five (5) years after the date it is granted.

     5.5 Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Administrator.

     5.6 Nontransferability of Options. No Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee.
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     5.7  Rights as Shareholder.  An Optionee or permitted transferee of an
Option shall have no rights or privileges as a shareholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

     5.8 Restrictions on Underlying Shares of Common Stock. Shares of Common Stock issued pursuant to the exercise of an option may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Option Agreement.

                                   ARTICLE 6

                          ADMINISTRATION OF THE PLAN

     6.1 Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board or two (2) or more officers of the Company ("Committee"). The Board or Committee shall have the discretion to delegate authority to a committee consisting of (i) two (2) or more members of the Board that are Outside Directors for the grant of Options to qualified individuals that are Covered Employees, persons expected to be Covered Employees at the time of the exercise of such Options, or persons in which the Company desires to comply with 162(m) of the Code, or (ii) two (2) or more members of the Board that are Non-Employee Directors for the grant of Options to qualified individuals that are subject to Section 16 of the Exchange Act. As used herein, the term "Administrator" means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

     6.2 Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which Options shall be granted, the number of shares to be represented by each Option and the consideration to be received by the Company upon the exercise thereof; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Option Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant's rights under any Option under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement; (g) to accelerate the vesting of any Option; (h) to extend the exercise date of any Option; (i) to provide for rights of first refusal and/or repurchase rights; (j) to amend outstanding Option Agreements to provide for, among other things, any change or modification which the Administrator could have provided for upon the grant of an Option or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Notwithstanding the foregoing, the Administrator shall not have the authority to amend an Option Agreement to effect a "re-pricing" of the exercise price of such Option either by (i) lowering the exercise price of a previously granted Option or (ii) by canceling a previously granted Option and granting a new Option, except that an amendment to an Option Agreement pursuant to Section 4.2 or
Section 7.1 herein shall not be considered a re-pricing of such Option. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

     6.3 Limitation on Liability. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person's conduct in the performance of duties under the Plan.
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                                   ARTICLE 7

                               CHANGE IN CONTROL

     7.1 Change in Control. In the event of a Change in Control of the Company, if the Change in Control is not approved by a majority of the Continuing Directors, the Administrator shall cause written notice of the proposed transaction to be given to all Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction and, concurrent with the effective date of the proposed transaction, all Options shall be accelerated and concurrent with such date the holders of such Options shall have the right to exercise such Options in respect to any or all shares subject thereto which have not previously been exercised. If, within 180 days of a Change in Control (regardless of its approval or non-approval by the Continuing Directors), an individual Participant's status as an employee is terminated by the Company or its successor other than for Cause, then such Participant's Options, to the extent not previously accelerated, shall be accelerated and concurrent with the date of such termination such Participant shall have the right to exercise such Options in respect to any or all shares subject thereto and not previously exercised. The Administrator in its discretion may, at any time an Option is granted, or at any time thereafter (regardless of its acceleration or non-acceleration), take one or more of the following actions: (A) provide for the purchase of each Option for an amount of cash or other property that could have been received upon the exercise of the Option, (B) adjust the terms of the Options in a manner determined by the Administrator to reflect the Change in Control, (C) cause the Options to be continued or assumed, or new rights substituted therefor, by the surviving or another entity, through the continuance of the Plan and the continuation or assumption of outstanding Options, or the substitution for such Options of new options of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and Exercise Prices, in which event the Plan and such Options, or the new options substituted therefor, shall continue in the manner and under the terms so provided or (D) make such other provision as the Administrator may consider equitable. In the event of a Change of Control in which the Options are not continued, assumed or substituted therefor by the surviving or another entity, regardless of whether such Change in Control is approved by a majority of the Continuing Directors, the Options shall be accelerated and fully exercisable upon the effective date of the Change in Control and the Administrator shall cause written notice of the proposed transaction to be given to all Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

                                   ARTICLE 8

                     AMENDMENT AND TERMINATION OF THE PLAN

     8.1 Amendments. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Option Agreement without such Participant's consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

     8.2 Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Options may be granted under the Plan thereafter, but Option Agreements, then outstanding shall continue in effect in accordance with their respective terms.

                                   ARTICLE 9

                                TAX WITHHOLDING

     9.1 Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem
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appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option, or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant's tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

                                  ARTICLE 10

                                 MISCELLANEOUS

     10.1 Benefits Not Alienable. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

     10.2 No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to limit the right of the Company or any Affiliated Company to discharge any Participant at any time.

     10.3 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements, except as otherwise provided herein, will be used for general corporate purposes.